 EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2013 THIRD-QUARTER  RESULTS

MONROE, MI., February 19, 2013—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2013 third quarter ended January 26, 2013.

Fiscal 2013 third-quarter highlights:

•	Sales for the third quarter increased 10.3% compared with the fiscal 2012 third quarter;
•	Operating income increased 37% to $23.3 million, compared with $17.0 million in the fiscal 2012 third quarter;
•	The upholstery segment’s sales increased 12.3% and its operating margin was 10.1% versus 9.1% in last year’s third quarter;
•	The company’s retail segment was profitable, posting an operating margin of 3.7% compared with (1.1%) in last year’s third quarter;
•	Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 11.8% for the third quarter; and
•	The company generated $35.9 million in cash for the quarter from operating activities and ended the quarter with $112 million in cash and equivalents.

Net sales for the fiscal 2013 third quarter were $349.1 million, up 10.3% compared with the prior year’s third quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $17.1 million, or $0.32 per diluted share, which included $0.04 relating to gains on the sale of investments and a related tax benefit.  This compares with last year’s third-quarter net income attributable to La-Z-Boy Incorporated of $15.0 million, or $0.28 per diluted share, of which $0.07 per share was primarily due to a reduction of certain valuation reserves against the company’s deferred tax assets, and $0.02 per share reflected anti-dumping duties received from the CDSOA distributions.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “We are definitely pleased by the momentum in our business.  For the quarter, we posted solid increases in same-store written sales for the La-Z-Boy Furniture Galleries® network of stores as well as sales increases in our upholstery and retail segments.  We continue to experience strong performance and improvement in our retail business, leading to profitability this quarter while further validating our integrated retail strategy.  At the same time, we generated strong cash flow during the quarter, and increased our cash position while buying back shares, paying a dividend and closing on the property for the company’s new world headquarters.  Given the ongoing strength of our results, we are well positioned to continue to invest in our business to drive growth, capture market share and improve profitability.”

Wholesale Segments

For the fiscal 2013 third quarter, sales in the company’s upholstery segment increased 12.3% to $280.0 million from $249.3 million in the prior year’s third quarter.  The upholstery segment’s operating margin for the quarter was 10.1% compared with 9.1% in last year’s third quarter.  In the casegoods segment, sales for the fiscal 2013 third quarter were $32.6 million, down 4.7% from $34.2 million in the fiscal 2012 third quarter, and the operating margin for the segment decreased to 0.6% from 5.4% in last year’s third quarter.

Darrow commented, “In January, our Dayton, Tennessee La-Z-Boy manufacturing facility was named by IndustryWeek magazine as one of its 10 Best Plants in North America for 2012.   This prestigious honor recognizes our lean and continuous improvement efforts as we strive to deliver the highest quality products to our customers.  This operating philosophy is employed by all our facilities and is a cornerstone of our approach to doing business.  We are continuing to invest in our “Live life comfortably” advertising campaign to drive awareness, traffic and additional volume for our retail partners.  We spent an additional $1.5 million on advertising versus last year’s third quarter, which as a percentage of sales, was consistent with last year’s third quarter.  The campaign continues to bring attention to the vast array of stylish upholstered furniture we offer, and feedback from the consumer tells us she is pleased with the value in our product.   Sales increases in stationary product are outpacing our core recliner business, and the power category continues to perform very well.  On the operating side, our improved productivity continues to drive enhanced margins, and we remain diligent with respect to the daily management of our production and supply chain to ensure ongoing efficiencies.”

Darrow continued, “On the Casegoods side of the business, our Hudson, North Carolina operation experienced improved efficiencies as we began the process of converting our lumber processing facility over to an assembly operation using outsourced parts.  However, the increased efficiencies were offset in our results by a charge taken this quarter for a probable adjustment to our import duties.  Although the major casegoods business, including bedroom and dining room groups, continues to be challenged across the industry, our occasional business continues to exhibit positive momentum.  As we move into the fourth quarter, we will begin shipping our backlog of new groups introduced at the October Furniture Market, where we received strong placements on many of our major collections.”

Retail Segment

For the fiscal 2013 third quarter, retail delivered sales were $72.8 million, up 24.6% compared with the third quarter of last year.  Excluding the southern Ohio and other new stores, delivered sales for the core 82 stores included in last year’s third quarter increased 6.1%.    The retail group’s operating profit for the period was $2.7 million, with an operating margin of 3.7%, compared with an operating loss of $0.6 million, or an operating margin of (1.1%) in last year’s third quarter.

Darrow stated, “Our retail team has done excellent work over the past several years to improve the operation’s performance and move it to profitability.  We’ve reduced our cost structure, modified selling processes, revamped our distribution center strategy and improved our margins.  In addition to registering the 16th consecutive quarterly year-over-year improvement, the segment was not only profitable for this third quarter but is now operating at a profit year to date.

During the quarter we experienced improvements in most key sales metrics and continued to build on our strategic imperative of offering the consumer choice, custom options and speed to market. With the opening of a third store in Pittsburgh, Pennsylvania, we also completed the build out of that market during the period, and converted our Paramus, New Jersey store into the new concept design.  With our retail segment profitable, we believe the true earnings power inherent in the integrated retail model will become more evident as we continue to strengthen the performance of our company-owned retail operation.”

La-Z-Boy Furniture Galleries® Stores Network

System-wide, for the third quarter of fiscal 2013, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 11.8% versus last year’s third quarter.  Same-store written sales include the sales of all currently active stores which have been opened for a minimum of 12 months.

Total written sales, which include new and closed stores, for the third quarter were up 14.1%.   At the end of the third quarter, the La-Z-Boy Furniture Galleries® store system was composed of 316 stand-alone stores.

The La-Z-Boy Furniture Galleries® store network, including company-owned and independent-licensed stores, plans to remodel one store and close one store in the fourth quarter of fiscal 2013.  Fiscal year to date, six stores were opened and two were closed.   Throughout the year, three stores were relocated and four were remodeled.

Balance Sheet and Cash Flow

During the quarter, the company generated $35.9 million in cash from operating activities and ended the period with $112 million in cash and equivalents.  Total debt was $7.6 million.  At quarter end, La-Z-Boy’s debt-to-capitalization ratio was 1.6% compared with 2.1% at the end of fiscal 2012 and 6.4% at the end of the third quarter last year.

Dividend

The company’s Board of Directors declared a quarterly cash dividend of $0.04 per share on the company’s common stock.  The dividend will be payable March 8, 2013, to shareholders of record as of March 1, 2013.

Business Outlook

Darrow stated, “We are quite pleased with the trends we are seeing in our business.   The improving housing market, coupled with what is historically our strongest volume period, makes us cautiously optimistic as we move into the fourth quarter.  The La-Z-Boy brand is the strongest in the industry, our network of La-Z-Boy branded distribution outlets is vast and our operating platform is efficient.  We are confident we have the right business model in place to drive growth and increased profitability and will continue to make strategic investments to support those objectives.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, February 20, 2013, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of economic recovery or the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions; (i) any court actions requiring us to return our share of certain Continued Dumping and Subsidy Offset Act distributions; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) information technology conversions or system failures; (p) effects of our brand awareness and marketing programs; (q) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (r) litigation arising out of alleged defects in our products; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores owners and negotiate favorable lease terms for new or existing locations; (t) our ability to successfully integrate acquired businesses and realize the benefit of anticipated synergies; and (u) those matters discussed in Item 1A of our fiscal 2012 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information
La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods segment consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid. The company-owned Retail segment includes 97 of the 316 La-Z-Boy Furniture Galleries® stores.

The corporation’s proprietary distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 316 stand-alone La-Z-Boy Furniture Galleries® stores and 558 independent Comfort Studios® locations, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.